September 7 , 2004

Northern Mining Explorations Ltd.
Place du Canada

1010, de la Gauchetiere Street West

Montreal, Quebec

Canada, H3B 2N2

Attn:

Mr. Carlos H. Bertoni, CEO

Dear Sirs:

RE:

Those agreements copied in Schedule “A’ attached hereto (“Underlying Agreements”) concerning those mineral properties located in Tanzania and more particularly described in Schedule

“A” attached hereto (collectively the "Licenses")

Further to our discussions, we confirm that Tan Range Exploration Corporation, Tanzanian American International Development Corporation 2000 Limited, Tancan Mining Company Limited, Dia Consult Limited (collectively, “Tan Range”) are prepared to grant Northern Mining Explorations Ltd. (the “Optionee”) an option to acquire an interest in the Licenses, through the assumption of all rights and obligations under the Underlying Agreements, pursuant to the following terms and conditions of this letter agreement and in consideration of the premises and the mutual promises, covenants and agreements herein contained and the sum of $2 now paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged):

1.

INTERPRETATION

1.1

Capitalized words and phrases shall have the meanings given thereto in Schedule “B” hereto.

2.

REPRESENTATIONS AND WARRANTIES

2.1

Each party represents and warrants to the other that:

(a)

it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction and it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)

neither the execution and delivery of this Agreement, nor any of the agreements or transactions referred to herein or contemplated hereby, will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(c)

the execution and delivery of this Agreement and the agreements and transactions contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

(d)

that is has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken; and

(e)

that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to the other Party in order to prevent the representations in this article 2 from being materially misleading.

2.2

Tan Range represents and warrants to the Optionee that:

(a)

the Properties are properly and accurately described in Schedule “A” attached hereto;

(b)

Tan Range has the right to obtain or has been vested with:

(i)

an undivided 60% beneficial right, title and interest in and to License PL 1795/01 pursuant and subject to that Underlying Agreement with Martedo Investment Limited, dated March 17, 1999;

(ii)

an undivided 65% beneficial right, title and interest in and to License PL 1846/01 pursuant and subject to that Underlying Agreement with Wazawa (T) Limited, dated January 22, 1999;

(iii)

an undivided 100% beneficial right, title and interest in and to License PL 1757/01, in the name of Dia Consult Limited, a subsidiary of Tan Range;

(c)

other than Tan Range and the parties to the Underlying Agreements, no person has any proprietary or possessory right to the Properties and no person is entitled to any royalty or other payment in the nature of rent or royalty on any Mineral Products;

(d)

all taxes and other applicable payments, and all other acts, have been made and taken to maintain the Properties in good standing, including those set forth in section 33 of The Mining Act, 1998 (Tanzania);

(e)

to the best of its information, conditions on and relating to the Properties are in compliance with all applicable laws, regulations and orders relating to environmental matters;

(f)

to the best of its information, there are no outstanding or threatened actions, investigations, suits or claims that would affect its right, title or interest in or to the Properties;

(g)

to the best of its information, the Properties are free and clear of all recorded and unrecorded liens, charges and encumbrances.

(h)

Tan Range has delivered to the Optionee all relevant information concerning tle to the Properties;

(i)

all statutory work on the Properties has been performed in a manner consistent with the laws and regulations in effect at the relevant time and all filings required in order to maintain the mining rights in good standing have been properly and timely recorded or filed with the appropriate governmental agencies;

(j)

there is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency, instrumentally or arbitrator and no claim, suit, action, litigation, arbitration or governmental proceeding in progress, pending or threatened against or relating to, and affecting the Properties which prevents or which seeks to prevent Tan Range from entering into this Agreement and performing its obligations hereunder and the transactions contemplated hereby;

(k)

Tan Range has full authority to grant, sell, assign, and transfer to the Optionee the mining rights attaching to the Properties, as contemplated by this Agreement.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive for a period of one year after the Effective Date and each party will indemnify and save the other parties harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

3.

FIRST OPTION

3.1

Tan Range hereby gives and grants to the Optionee the sole and exclusive option (“Option”) to acquire a 100% right, title and interest in and to its right, title and interest in and to the Properties, save and except for the Royalty. In order to exercise the Option, the Optionee shall:

(a)

make cash payments to Tan Range, or its nominee, as follows:

(i)

US$10,000 on or before the 30th day subsequent to the Effective Date;

(ii)

US$10,000 on or before that date which is 6 months subsequent to the Effective Date;

(iii)

US$15,000 on or before that date which is 12 months subsequent to the Effective Date;

(iv)

US$15,000 on or before that date which is 18 months subsequent to the Effective Date;

(v)

US$25,000, plus US$10,000 for each License held in excess of one, on or before that date which is 24 months subsequent to the Effective Date;

(vi)

US$30,000, plus US$10,000 for each License held in excess of one, on or before that date which is 30 months subsequent to the Effective Date;

(vii)

US$35,000, plus US$15,000 for each License held in excess of one, on or before that date which is 36 months subsequent to the Effective Date;

(viii)

US$40,000, plus US$15,000 for each License held in excess of one, on or before that date which is 42 months subsequent to the Effective Date;

(ix)

US$45,000, plus US$20,000 for each License held in excess of one, on or before that date which is 48 months subsequent to the Effective Date;

(x)

US$50,000, plus US$25,000 for each License held in excess of one, on or before that date which is 54 months subsequent to the Effective Date;

(xi)

US$55,000, plus US$25,000 for each License held in excess of one, on or before that date which is 60 months subsequent to the Effective Date;

(b)

incur Expenditures aggregating US$75,000 on or before the second anniversary of the Effective Date, as follows:

(xii)

US$30,000 on or before the first anniversary of the Effective Date; and

(xiii)

US$45,000 (in the aggregate) on or before the second anniversary of the Effective Date;

(c)

complete the following Diamond Drilling Metres on or before the fifth anniversary of the Effective Date:

(xiv)

500 Diamond Drilling Metres on or before the third anniversary of the Effective Date;

(xv)

700 Diamond Drilling Metres (in the aggregate) on or before the fourth anniversary of the Effective Date; and

(xvi)

12,000 Diamond Drilling Metres (in the aggregate) on or before the fifth anniversary of the Effective Date; and

(d)

complete a Bankable Feasibility Report, and make a positive production decision, on or before the fifth anniversary of the Effective Date;

Should the Optionee complete a Bankable Feasibility Report and make a positive production decision prior to the fifth anniversary of the Effective Date , then the provisions of Sections 3.1(a), (b) and (c) shall cease to have further effect.

4.

EXPENDITURES

4.1

If the Optionee has not incurred the requisite Expenditures in Section 3.1(b) to maintain the Option in good standing during any period, then the Optionee may pay to Tan Range, within 10 days following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by the Optionee during such period. Tan Range understands and agrees that the amounts to be spent within the periods referred to in Section 3.1(b) are cumulative amounts and that, accordingly, Expenditures incurred in a particular period in excess of the amount of Expenditures required to be incurred to maintain the Option in good standing during such period shall be carried over and included in the aggregate amount of Expenditures for the next subsequent period or periods, as the case may be.

4.2

Within 60 days following each anniversary of the Effective Date, the Optionee shall deliver to Tan Range a statement showing in reasonable detail the Expenditures incurred by the Optionee during the annual period just expired (ending the last anniversary of the Effective Date) and the aggregate Expenditures incurred to the end of such period and Tan Range shall have 45 days from the time of receipt of such statement to question the accuracy thereof in writing, failing which such statement shall be deemed to be correct and unimpeachable thereafter. If a statement delivered pursuant to this Section 4.2 is questioned by Tan Range:

(a)

Tan Range shall have 60 days from the time of delivery of the statement to have the statement audited by a firm of international repute; and

(b)

the audited results shall be final and determinative of the amount of Expenditures incurred for the audited period;

provided that if such audit discloses a deficiency in the amount of Expenditures required to be incurred to maintain its option in good standing, then the Optionee may pay to Tan Range the amount of such deficiency within 30 days following receipt of notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period. The costs of the audit shall be borne by the Optionee if the statement shows a deficiency of greater than 5%; otherwise the costs shall be borne by Tan Range.

5.

MINING ACTIVITIES

Should the Optionee exercise the Option, then Tan Range shall be entitled to the Royalty on the terms and condition of the Royalty Agreement attached as Schedule “C,” to which they agree to be bound. The Royalty shall be in addition to all other compensation provided hereunder.

5.2

The Optionee shall have the absolute discretion as to the manner in which Commercial Production shall be achieved, provided, however, that if the Mine is producing at a rate of less than 50,000 Gold Ounces on or before the eighth anniversary of the Effective Date, then the Optionee shall pay to Tan Range a sum equal to US$X, where X equals the result when the Gold Ounces are deducted from 50,000 and then multiplied by US$25.

 The Optionee shall use its best endeavours to keep the Propert ies free and clear of all third party miners.

6.

OPERATIONS AND TERMINATION

6.1

During the Option Period, the following shall apply, subject to the laws of Tanzania and the terms and conditions of the Licenses:

(a)

The Optionee, along with its employees, agents and independent contractors, shall have the sole and exclusive right and option to:

(i)

enter upon the Propert ies and have exclusive and quiet possession thereof;

(ii)

do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable; and

(iii)

bring and erect upon the Propert ies such facilities as the Optionee may consider advisable.

(b)

The Optionee shall:

(i)

conduct all work on or with respect to the Propert ies in material compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and indemnify and save Tan Range, as well as its directors, officers, employees and agents, harmless from any and all claims, suits or actions made or brought against them as a result of work done by the Optionee on or with respect to the Propert ies;

(i)

provide Tan Range with a status report on a quarterly basis in respect of field operations, which report shall include all analyses, assay results and other factual information acquired or learned during such month;

(ii)

provide Tan Range with a technical report on a yearly basis within 60 days of each anniversary of the Effective Date, which report shall interpret all analyses, results and factual information acquired or learned during the annual period just expired (as of the last anniversary of the Effective Date);

(iii)

arrange for insurance in keeping with industry standards and, upon request, provide evidence of such insurance to Tan Range;

(iv)

provide Tan Range with draft copies of all pre-feasibility, feasibility and other studies or reports prepared by or for the benefit of the Optionee; and

(v)

make available to Tan Range such information as may be necessary, from time to time, to enable Tan Range to meet with investors or potential investors to describe operations on the Propert ies and all results therefrom.

(c)

Tan Range and its respective authorized agents:

(i)

may enter upon the Propert ies to inspect the Propert ies and activities conducted by the Optionee thereon, provided reasonable notice is first given to the Optionee, the Optionee is then active on the Propert ies and such inspections occur during normal business hours;

(ii)

shall keep the Propert ies in good standing by the doing of all work and the filing of all necessary reports and by the doing of all other acts and things and making all other payments which may be necessary in that regard (including the timely renewal or reapplication for all Licenses and other forms of mineral properties embraced by the Propert ies as and when required), provided all necessary cooperation and assistance in doing so is provided by the Optionee and, where applicable, the License holder and all reasonable expenses borne by Tan Range in doing so are reimbursed by the Optionee promptly upon notice with reasonable evidence thereof;

(iii)

shall make available to the Optionee and its representatives all records and files in the possession of either of them relating to the Propert ies, and permit the Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(iv)

shall promptly provide the Optionee with any and all notices and correspondence from government agencies in respect of the Propert ies; and

(d)

Tan Range and the Optionee each shall use its best efforts to keep the Propert ies free and clear of all liens, charges and encumbrances.

6.2

If any party (a “Defaulting Party”) is in default of any requirement herein set forth, including those set forth in Section 3.1, the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this

Agreement should it cure the default within 30 days after the receipt of such notice of default by the appropriate performance.  If the Defaulting Party fails within such period to cure any such default, then:

(a)

Prior to the exercise of the Option where such Defaulting Party is the Optionee, the Option shall terminate; and

(b)

In all other circumstances, the affected party shall be entitled to seek any remedy it may have on account of such default, including a claim for damages or injunctive relief.

Notwithstanding the foregoing, the Optionee may terminate the Option at any time by giving 30 days advance notice in writing to Tan Range Subject to Clause 6.1.

6.3

In the event of the termination of the Option, the Optionee shall:

(a)

leave the Propert ies in good standing for a minimum of three (3) months under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or its operations hereunder and in a safe and orderly condition;

(b)

deliver to Tan Range a comprehensive, interpretative report on all work carried out by the Optionee in a form in keeping with industry standards.

(c)

remove from the Propert ies within three (3) months of the effective date of termination all facilities erected, installed or brought upon the Propert ies by or at the instance of the Optionee, unless the consent of Tan Range is obtained to the contrary.

7.

TRANSFERS AND ASSIGNMENTS

7.1

No party (“Sellor”) shall sell, transfer, assign or otherwise dispose of (“Sell” or “Sale”) all or any portion of its right, title and interest in and to the Propert ies or its rights and obligations under this Agreement (“Interest”), except:

(a)

Pursuant to an agreement in which the consideration is expressed in lawful money of Canada or the United States of America;

(b)

As a single transaction not directly or indirectly part of some other sale or purchase or agreement of any nature whatsoever; and,

(c)

Otherwise in accordance with this Section 7.

If the Sellor receives a bona fide offer from a third party to Sell all or any portion of its Interest (“Offered Interest”) and intends to accept such offer (the “Offer”), the Sellor, prior to accepting the Offer, shall give notice in writing to the other party (the “Potential Preemptor”) of the Offer together with a copy of the Offer, which shall be in written form (the “Notice’). A Notice shall be deemed to constitute an offer (“1st Offer”) by the Sellor to the Potential Preemptor to Sell the Offered Interest on the terms and conditions set out in the Notice and shall be open for acceptance by the Potential Preemptor for a period of 60 days from the date of its receipt by the Potential Preemptor. Such Notice shall clearly identify the person or person making the Offer and include such information as is known by the Sellor about such person or persons. If the Potential Preemptor gives notice to the Sellor electing to accept the 1st Offer within the 60 day period, such acceptance shall constitute a binding agreement of purchase and sale between the Sellor and the Potential Preemptor in respect of the Offered Interest on the terms and conditions set out in the Notice. If the Potential Preemptor does not accept the 1st Offer within the 60 day period, the Sellor may complete a sale and purchase of the Offered Interest to the person or persons making the Offer on the terms and conditions set out in the Notice and such sale and purchase shall be completed within 100 days of the expiration of the right of the Potential Preemptor to accept the 1st Offer provided for in this Section 7.1, failing which the Sellor must again comply with the provisions of this Section 7.1 in respect to a sale and purchase of the Offered Interest. Nothing in this Section 7 shall prevent a party from soliciting offers from third parties to purchase its Interest, provided, however, that no party shall make offers to third parties to Sell its Interest if the effect of such an offer would avoid the application of the provisions of this Section 7.1.

7.2

The Sellor may Sell all or any portion of its Interest to an Affiliate of the Sellor. For purposes of clarity, such sale, transfer, assignment or disposal is not subject to Section 7.1, provided, however, that if control over such Affiliate is immediately transferred to a third party or if such transactiion is merely an attempt at avoiding the provisions of Section 7.1, then the provisions of Section 7.1 shall be deemed to apply to such transaction and such transaction shall have no effect, unless the Potential Preemptor subsequently declines to exercise its right to acquire the Offered Interest pursuant to Section 7.1.

7.3

Should the Sellor Sell only a portion of its Interest to a third party (“New Party”), the Sellor and the New Party shall be deemed to be one continuing party for purposes of this Agreement and the Sellor shall be deemed to be such continuing party and shall act as an agent for the New Party hereunder.

7.4

This Agreement shall be binding upon and enure to the benefit of the parties’ successors and permitted assignees, provided, however, that any assignment by the Sellor of all or any portion of its rights or obligations hereunder shall include a provision whereby the New Party agrees to abide by the terms of this Agreement, including the provision of this Section 7, and assume all of the liabilities and obligations of the Sellor under this Agreement, whether accruing before or becoming due after such assignment. The Sellor and New Party shall execute such agreements or documents as may be reasonably required in this regard by the other party to this Agreement. No assignment shall serve to release or discharge the Sellor from any of the said liabilities or obligations, unless all of the rights and obligations of the Sellor have been assigned to the New Party and the other party has released the Sellor.

7.5

Subsequent to the exercise of the Option, Section 7.1 shall no longer have effect.

7.6

Notwithstanding the foregoing part of this Section 7 and in addition to the other obligations imposed upon the Optionee pursuant to this Section 7, the Optionee shall not Sell all or any portion of its Interest to a New Party, unless the New Party passes the Financial Test. The “Financial Test” shall be passed by the New Party where its:

(a)

assets net of liabilities are in excess of C$5,000,000; and

(b)

gross revenues are in excess of C$3,000,000;

and the New Party is not then contemplating bankruptcy, liquidation, dividends in-kind or any other transaction or event that would substantially affect its ability to assume the obligations hereunder.

7.8

For purposes of this Article 7, Tan Range Exploration Corporation, Tanzanian American International Development Corporation 2000 Limited and Tancan Mining Company Limited shall be treated as one party and Tan Range Exploration Corporation shall act as agent for the others.

7.8

It is understood and agreed that the transfer of control over the Optionee to a party that is not a shareholder of the Optionee at present (or does not have a sufficient shareholding to control the Optionee at present) will not constitute a Sale for purposes of this Article 7.

8.

GENERAL

8.1

Upon the exercise of the Option, Tan Range shall execute such documents as may be reasonably necessary to transfer the Propert ies into the name of the Optionee, subject to the Underlying Agreements. Prior to the exercise of the Option, the Optionee and Tan Range shall take all such actions as may be necessary to notify applicable governmental agencies of this Agreement, and register the agreement with all applicable registries, and all costs in respect thereof shall be borne by the Optionee and constitute Expenditures.

8.2

The Optionee shall have the right at any time to remove from this Agreement any portion of the Propert ies by delivering a notice to Tan Range, which notice shall list the license or other mineral property that the Optionee wishes to remove (“Infertile Property”). Infertile Property shall be in good standing for at least three months beyond the date of such notice and free and clear of all liens, charges and encumbrances arising from the operations of the Optionee

8.3

No party shall disclose Confidential Information to a third party, unless the disclosure is believed to be required by law or a regulatory authority having jurisdiction or the disclosure is consented to by the other party (“Non-Disclosing Party”); consent of the Non-Disclosing Party shall not be unreasonably withheld or delayed. Where disclosure is believed to be required by law or a regulatory authority having jurisdiction, a copy of the information to be disclosed shall be provided to the Non-Disclosing Party in advance of its disclosure. Notwithstanding the foregoing:

(a)

either party may disclose Confidential Information to a bank or other financial institution for purposes of arranging financing or securing credit and to a third party that has evidenced a bona fide interest in acquiring all or a portion of such party’s right, title or interest in or to the Properties, provided such third party agrees in writing to keep such information confidential for a period of time of not less than two years.

8.4

Each party should be responsible for the acts of its representatives.  The parties hereto agree that they and each of them shall execute all documents and do all acts and things within their respective powers to carry out and implement the provisions and intent of this Agreement.

8.5

Any notice, direction or other communication required, permitted or otherwise given hereunder (“Communication”) shall be in writing and shall be delivered or mailed as follows:

(a)

if to Tan Range:

Tan Range Exploration Corporation

Suite 1730 – 355 Burrard Street

Vancouver, B.C., V6C 2G8

Attention :

Mr. James Sinclair, CEO

Telecopier:

604-669-8915 and (860) 364-1830

(b)

if to the Optionee:

Northern Mining Explorations Ltd.

Place du Canada

1010, de la Gauchetiere Street West

Suite M - 110

Montreal, Quebec

Canada, H3B 2N2

Attention:

Mr. Carlos Bertoni, CEO
Telecopier:     (514) 866-3799

A Communication shall, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, be deemed to have been given and received on the fourth business day following the day of mailing, except in the event of a disruption of postal services in which event such notice shall be deemed to be received only when actually received. Any party may at any time give notice to the other parties of a change of address of the party giving such notice and, from and after the giving of such notice, the address or addresses therein specified (not to exceed two) shall be deemed to be the address of such party for the purpose of giving notice hereunder.

8.6

In this Agreement, headings have been inserted for ease of reference and may not accurately describe the provisions that follow them.  Consequently, headings shall not be used for purposes of interpreting this Agreement.

8.7

All references to monies hereunder are to funds of the United States of America.  All payments to be made to any party hereunder shall be mailed or delivered to such party at its address for notice purposes or to the account of such party at such bank or banks in Canada as such party may designate from time to time by notice. All payments to be made to Tan Range shall be made to Tan Range Exploration Corporation or its nominee.

8.8

Notwithstanding anything herein contained to the contrary, if either party is prevented from or delayed in performing any obligation under this Agreement by any cause, whether foreseeable or unforeseeable, beyond its reasonable control including without limiting the generality of the foregoing, acts of war or conditions arising out of or attributable to war, whether declared or undeclared, riot, civil strife, insurrection or rebellion, fire, explosion, earthquake, storm, flood or other adverse weather condition (an “Event of Force Majeure”), then the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the period the Event of Force Majeure persists or remains in effect. A party claiming an Event of Force Majeure shall promptly notify the other party to that effect and shall take and continue to take all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible.

8.9

This Agreement provides for an option only and nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payment hereunder and any act or acts or payment or payments as shall be done or made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

8.10

No waiver of any breach of this Agreement shall be binding, unless evidenced in writing executed by the party against whom waiver is claimed.  Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach. Time is of the essence of this Agreement.

8.11

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes and revokes all previous writings and all proposals, negotiations, representations, agreements, commitments and communications between the parties.  An amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing and executed by that party.

9.

ARBITRATION

9.1

Any dispute or conflict between the parties concerning this Agreement, including an question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration, which rules are deemed to be incorporated herein by reference. The number of arbitrators shall be one, the place of hearing shall be

London, England and the language used in the proceedings shall be English.  The arbitration procedure shall be done under Canadian laws.

9.2

Resorting to arbitration shall not prevent the parties from directly petitioning a Court having jurisdiction for injunctive relief or special recourses.

9.3

The arbitrator shall have the power to make determinations with respect to the costs, expenses and fees which it may incur.  The parties waive their right to contest any decision of the arbitration tribunal in this regard and agree to pay any amounts so determined upon demand.

9.4

Unless the arbitration award provides otherwise, the arbitration costs shall be shared equally by the parties.

9.5

The terms and provisions of this Agreement shall be interpreted in accordance with the laws of Canada

If the foregoing terms and conditions, and the attached schedules which form a part of this Letter of Intent, accurately set out our mutual understandings, please indicate your acceptance by signing this letter where indicated below and returning to us the enclosed copy duly signed on or before 4:30 p.m. on February 13, 200 4.

Yours very truly,

Tan Range Exploration Corporation

Per:

Signed by James E. Sinclair

Tanzanian American International Development Corporation 2000 Limited

Per:

Signed by James E. Sinclair

Tancan Mining Company Limited

Per:

Signed by James E. Sinclair

Dia Consult Limited

Per:

Signed by James E. Sinclair

Terms and conditions approved as of the date first above written.

Northern Mining Explorations Ltd.

Per:

Signed by Carlos Bertoni

SCHEDULE “A”

LICENSES AND UNDERLYING AGREEMENTS

Book No.	Current PL No.	Previous PL No.	License Owner	Area (km2)	Interest earned at Vesting
1	1846/01	752/97	Wazawa (T) Limited.	40.20	65% Tanzam
2	1795/01	1254/99	Martedo Ivestments Limited	24.01	60% Tanzam
119	1757/01		Dia Consult Limited	5.20	100% Dia Consult

SCHEDULE “B”

DEFINED TERMS

“Affiliate” means, in respect of a party hereto, a corporation with which that party is affiliated within the meaning of section 1 of the Securities Act (Ontario).

“Agreement” means the letter agreement to which this Schedule is attached, including all written amendments and modifications hereof, and all schedules hereto.

“Bankable Feasibility Report” means a technical report to be prepared by the Optionee or a contractor or contractors employed by the Optionee for purposes of assessing the viability of establishing a Mine on the Property, which report shall be based upon the exploration and development work performed prior to the date of such report and which shall consider, in good faith, the following elements:

(a)

the results of such exploration and development work, including analyses of a proposal for mining Mineral Products; proposed mining, milling and production rates; a proposal for placement of facilities; a proposal for waste treatment and handling; the estimated recoverable reserves of Mineral Products, and the estimated mineral composition and content thereof; a general conceptual analysis of the permitting and environmental liability implications of the proposal; appropriate metallurgical tests to project the efficiency of proposed extraction, recovery and, if applicable, processing techniques; and such other analyses as deemed appropriate by the Optionee; and

(b)

general estimates of capital costs for the development and start-up of a Mine and, if proposed, of a mill and other processing and ancillary facilities, which cost estimates shall include:

(i)

reasonable estimates of all material expenditures required to purchase, construct and install all material, machinery, equipment and facilities and infrastructure (including contingencies) required to bring a Mine into Commercial Production;

(ii)

reasonable estimates of material expenditures required to perform all other related work required to commence Commercial Production of Mineral Products (including reasonable estimates of working capital requirements, if any);

(iii)

reasonable estimates of all other material direct and indirect expenditures and general and administrative expenses that may be required for an evaluation of the proposed production levels;

which capital cost estimates shall include a timing schedule showing the estimated time when all such material costs will likely be incurred;

(iv)

a general estimate of the annual expenditures required for the first year of operations after completion of the capital program described above, and for subsequent years of operations, including estimates of annual production, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital funding requirements, royalties (if any), material equipment leasing or material supply contract expenditures, expansion or modification of capital requirements, work commitments, and all other anticipated material costs of operations, which estimate shall also include a general estimate of the number of employees required to conduct operations;

(v)

a review of the nature, extent and rated capacity of the mining equipment and a proposed production schedule;

(vi)

a development plan showing the proposed development of all orebodies, with associated process facilities, waste disposal facilities, infrastructures and services and the timing thereof; and

(vii)

such other information as the Optionee deems appropriate.

(c)

“Commercial Production” shall be deemed to have commenced the first day following any period of 40 consecutive days during which ore has been processed in 30 of those 40 days at a rate of production equal to 66% of the initial design-rated capacity or, if no milling facilities are located on the Property, the first day following any period of 40 consecutive days during which ore has been produced from the Property on a reasonably regular basis for the purpose of earning profit.

(d)

“Confidential Information” means all information and data prepared by, provided to or acquired by a party, which is marked « Confidential » or is stated to be confidential or is by its nature intended to be confidential relating to the Property, and all analyses, compilations, data, studies, documents or other information derived therefrom, other than information or data which a party is able to establish: (i) was readily available to the public at the time such information was made available to that party; (ii) became readily available to the public after the time such information was made available to that party other than as a result of disclosure by a party in contravention of this Agreement; or (iii) became available to a party on a non-confidential basis from a third party provided such third party was not bound by confidentiality obligations relating thereto.

(e)

“Construction” means every kind of work carried out in accordance with a Bankable Feasibility Report to prepare the Property for production.

(f)

“Diamond Drilling Metres” means metres of diamond drilling, provided, however, that where drilling has been completed using techniques other than diamond drilling then the aggregate Expenditures incurred in respect of such drilling shall be divided by the then per metre cost of diamond drilling in such region to arrive at the number of Diamond Drilling Metres thereby completed.

(g)

“Effective Date” means the date of this Agreement.

(h)

“Expenditures” shall include all expenditures and costs made or incurred by the Optionee or its Affiliates or assigns relating directly or indirectly to the Property, including the Overhead Fee, but excluding expenditures and costs relating to head office management, regional offices not solely dedicated to the Property, technology and facilities held by the Optionee for general application in respect of its projects, professional services (including legal, accounting and tax advisors) and other matters normally considered to be covered by an overhead fee, provided, however, that where Expenditures are charged by an Affiliate of the Optionee for services rendered such Expenditures shall not exceed the fair market value of the services rendered.

(i)

“Option” has the meaning given thereto in Section 3.1.

(j)

“Option Period” means the period of time prior to the exercise of the Option.

(k)

“Optionee” means Northern Mining Explorations Ltd.

(l)

“Mine” means the workings established and assets acquired, including development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities, in order to bring the Property into Commercial Production.

(m)

“Mineral Products” means any and all ores, concentrates, dore and other products derived from the Property, directly or indirectly, whose value is principally dependent upon precious or base minerals, including gold, silver, platinum, palladium, nickel, copper and zinc, or diamonds.

(n)

“Overhead Fee” means 10% of all Expenditures (other than the Overhead Fee) during the period prior to the completion of a Bankable Feasibility Report and 3% of all Expenditures (other than the Overhead Fee) thereafter.

(o)

“Property” means the Licenses, along with all substitute and successor properties.

(p)

“Royalty” has the meaning given thereto in Schedule “C” attached to the Agreement.

SCHEDULE “C”

ROYALTY AGREEMENT

THIS AGREEMENT, DATED                 , 2004,

BETWEEN:

TAN RANGE EXPLORATION CORPORATION

- and -

NORTHERN MINING EXPLORATIONS LTD.

WITNESSETH THAT:

AND WHEREAS Tan Range and Northern Mining Explorations Ltd. agreed to enter into this Agreement (the “Royalty Agreement”) upon the exercise of an option granted to the latter by Tan Range;

NOW, THEREFORE, the parties do hereby agree, in consideration for the sum of $2 (the receipt and sufficiency of which is hereby acknowledged), as follows:

1.

Grant of Royalty:       Northern Mining Explorations Ltd. (referred to as the “Payor,” collectively with its successors or assignees) hereby agrees to grant, transfer and convey to Tan Range (referred to as the “Payee,” collectively with its successors or assignees) a royalty (the “Royalty”) in respect of all Mineral Products that may be produced from the [property description] (“Property”). It is the parties’ intention that the Royalty be construed as an interest in land.

2.

Definitions:

The Royalty shall be calculated on a quarterly basis. The following words shall have the following meanings:

(i)

“Commercial Production” shall be deemed to have commenced the first day following any period of 40 consecutive days during which ore has been processed in 30 of those 40 days at a rate of production equal to 66% of the initial design-rated capacity or, if no milling facilities are located on the Property, the first day following any period of 40 consecutive days during which ore has been produced from the Property on a reasonably regular basis for the purpose of earning profit;

(ii)

“Fair market value” shall be determined by using, for gold, the quarterly average price of gold which shall be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the month in question by the number of days for which such prices were quoted and, for silver, the monthly average price of silver, which shall be calculated by dividing the sum of all New York Commodity Exchange (“COMEX”) prices reported for silver quoted by and at the closing of COMEX for the month in question by a number of days for which such prices were quoted, less, in each case, an amount reasonably equivalent to the deductions permitted by section 2(vii);  fair market value for all other Mineral Products shall be determined by reference to the monthly average price of such commodity as quoted on the London Metal Exchange or, should such exchange not provide a quotation for the relevant mineral product, a similarly transparent commodity market, less, in either case, an amount reasonably equivalent to the deductions permitted by section 2(vii);

(iii)

“Gross Revenue” shall mean the aggregate of the following amounts received in each monthly period from Sales:

(A)

all revenue received by the Payor in such period from Sales; and

(B)

any proceeds of insurance received in such period due to losses or damages in respect to Mineral Products;

provided, that no such revenues or proceeds arising from activities prior to the commencement of Commercial Production shall give rise to Gross Revenue;

(iv)

“Maintenance Shutdowns” shall mean any period of time during which production of Mineral Products has ceased from the Property due to maintenance, capital equipment alterations or other similar reasons, other than those periods of time exceeding 20 consecutive days of shutdown time;

(v)

“Mineral Products” shall mean any and all ores, concentrates, dore and other products derived from the Property, directly or indirectly, whose value is principally dependent upon precious or base minerals, including gold, silver, platinum, palladium, nickel, copper and zinc, or diamonds;

(vi)

“Net Smelter Returns” shall mean Gross Revenue less all Permissible Deductions in respect of Mineral Products derived from the Property;

(vii)

“Permissible Deductions” shall mean the aggregate of the following charges (to the extent not previously deducted or accrued in computing Gross Revenue) that are paid in each monthy period:

(A)

sales charges levied by any arms length sales agent in respect to the Sale of Mineral Products;

(B)

transportation costs incurred in respect to the transportation of Mineral Products from the Property to the place of beneficiation, processing or treatment including shipping, freight, handling and forwarding expenses;

(C)

all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with the refinement or beneficiation of Mineral Products after leaving the Property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter;

(D)

all insurance costs in respect of Mineral Products; and

(E)

all government mineral royalties prescribed by law;

but,

(F)

excluding, for purposes of clarity, any milling costs and royalties or other payments payable to third parties;

provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm’s length (as that term is defined in the Income Tax Act (Canada)), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof considering the time of such transaction and under all the circumstances thereof;

(viii)

“Property” shall include all forms of mineral title into which the Property may be converted by process of law or otherwise, including mining agreements and leases;

(ix)

“Royalty” shall mean the following percentage of Net Smelter Returns depending upon the applicable Gold Price:

Gold Price

Percentage of Net Smelter Returns Payable as Royalty

Below $250.0

0.5%

$250 - $269.9

0.7%

$270 - $289.9

0.8%

$290 - $309.9

0.9%

$310 - $329.9

1.0%

$330 - $339.9

1.1%

$340 - $349.9

1.2%

$350 - $359.9

1.3%

$360 - $369.9

1.4%

$370-  $379.9

1.5%

above $380.0

2.0%   and

(x)

“Sales” shall mean sales of Mineral Products, provided , however, that where Mineral Products have been produced from the Property and not sold within a period of 90 days then such Mineral Products will be deemed to have been sold and the Fair Market Value thereof shall be used for determining the Net Smelter Returns therefrom.

3.

Payment Timing.

The Royalty shall be calculated and paid within 30 days after the end of eachquarter .. Settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show how the payment was derived (the “Statement”) shall be submitted with the payment. In the event that final amounts required for the calculation of the Royalty are not available within the time period referred to in this section 3, then provisional amounts shall be established, the Royalty shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment within the following 30 days, as necessary. All Royalty payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the “Objection Notice”) describing and setting forth a specific objection to the calculation thereof within 360 days after receipt by the Payee of the Statement or revised Statement, as the case may be.  If the Payee objects to a particular Statement as herein provided, the Payee shall, for a period of 90 days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the Royalty in question audited by the auditors of the Payee.  If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment(s) due hereunder.  The Payee shall pay all the costs and expenses of such audit unless a deficiency of 5 % or more of the amount due is determined to exist; otherwise the Payor shall pay such costs. All books and records used and kept by the Payor to calculate the Royalty due hereunder shall be kept in accordance with industry standard accepted accounting principles.  Failure on the part of the Payee to make claim against the Payor for adjustment in such 360 day period by delivery of an Objection Notice shall conclusively establish the correctness and sufficiency of the Statement and Royalty payment for such month.

4.

Right to Take in Kind:

The Payee may give notice to the Payor at any time indicating its desire to receive the Royalty in the form of one of the Mineral Products produced from the Property, provided:

(i)

the Payor does not have to comply with this provision for a period of 12 months;

(ii)

the Payor may stockpile Royalty taken in kind on the Property and, upon such stockpiling, title and risk shall transfer to the Payee; and

(iii)

the Payee shall bear all costs of insurance, storage, transportation, treatment and any other costs incurred subsequent to it taking title thereto.

5.

Registration Against Title:

The Payor shall register the Royalty against title to the Property and the Payee shall execute any necessary documentation to this effect. The Payor shall ensure that notice of the Royalty is maintained against title to the Property at all times. Should the Payor fail to comply with the terms of this section 5, the Payee may register notice of the Royalty on title and all costs associated therewith, including costs in respect of legal counsel, shall be borne by the Payor.

6.

Reversionary Interest Upon Default:

Should the Payor fail to pay the Royalty in accordance with this Royalty Agreement (“Default”), then the Payee may give notice to the Payor (“Default Notice”). Within 10 days of its receipt of a Default Notice, the Payor may deny the Default and refer the matter to its auditors for review or, alternatively, acknowledge the Default. Should the Payor refer a Default to its auditors, it shall provide them with all material information necessary to determine whether or not a Default has occurred. The auditors shall report on any Default within a period of 90 days. Should:

(i)

the Payor acknowledge a Default (or fail to respond to a Default Notice within the requisite 10 day period), but fail to correct the Default within a period of 30 days following a Default Notice;

(ii)

the auditors report that a Default has occurred, but the Payor fail to correct the Default within a period of 30 days following such report; or

(iii)

the auditors fail to report within a period of 90 days after being referred a Default and the Payor fail, within a further 30 days, to commence proceedings before a court for relief from such failure;

then the Payee may give notice (“Vesting Notice”) to the Payor that it wishes to have the Property transferred to it. In addition, the Payee shall have the right to give a Vesting Notice at any time after the thirtieth anniversary (30th) of this Royalty Agreement. Upon receipt of a Vesting Notice, the Payor and the Payee shall execute documentation granting, transferring and conveying all of the Payor’s right, title and interest in and to the Property to the Payee. The Payor hereby appoints the Payee its attorney, and grant the Payee all necessary powers of attorney, to effect such grant, transfer and conveyance on its behalf.  The Payee may forfeit and abandon its reversionary rights and interest upon notice to the Payor at any time.

7.

Failure to Produce:

Should the Payor commence Commercial Production, but then cease to produce Mineral Products from the Property for a cumulative period of time equal to 60 months, whether or not consecutive, but excluding Maintenance Shutdowns:

(i)

the Payor shall forfeit the Property to the Payee (at the Payee’s election); and

(ii)

the provisions of section 6 hereof shall apply mutatis mutandis with respect to such forfeiture.

8.

Hedging and Related Trading:

All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to Mineral Products (collectively, “Hedging Transactions”) are specifically excluded from calculations of the Royalty pursuant to this Royalty Agreement, it being understood by the parties that both the Payor and Payee may engage in speculative hedging trading activities for their own account.  All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, shall be solely for the Payor’s account, irrespective of whether or not Mineral Products are delivered in fulfilment of such obligations.  When necessary to give effect to the provisions of this section 8, Gross Revenue from Mineral Products subject to Hedging Transactions by the Payor shall be determined by reference to the Fair Market Value of such Mineral Products.

9.

Commingling:

No commingling of the Mineral Products may occur with products produced from other properties without the consent of the Payee.

10.

Transfers of Property:

The Payor shall not grant, transfer or convey the whole or any portion of its right, title and interest in and to the Property (“Interest”) to a third party (“New Party”), unless the New Party enters into an agreement with the Payee and Payor agreeing to assume, jointly and severally with the Payor, the obligations of the Payor hereunder. Where the Payor is transferring all of its Interest to a New Party, the Payor may request that the Payee release the Payor from its obligations hereunder, which request may be unreasonably refused unless the New Party passes the Financial Test. The “Financial Test” shall be passed by the New Party where its:

(i)

assets net of liabilities are in excess of C$5,000,000; and

(ii)

gross revenues are in excess of C$3,000,000;

and the New Party is not then contemplating bankruptcy, liquidation, dividends in-kind or any other transaction or event that would substantially affect its ability to assume the obligations hereunder. In no event shall the Payor be granted a royalty or other interest in the nature of rent or royalty from the Property upon a grant, transfer or conveyance to a New Party. For purposes of clarity, neither party owes the other a right of first refusal or any other pre-emptive right and, subject to the terms of this Royalty Agreement, each is free to grant, transfer or convey all or any portion of its Interest, or its rights under this Royalty Agreement, to a third party.

11.

Abandonment:

The Payor shall be obligated to maintain the Property in good standing. Should the Payor wish to abandon the Property or any portion thereof (the “Infertile Property”) it shall give notice to the Payee (“Notice of Infertility”) at least three (3) months prior to the date upon which the Infertile Property would cease to be in good standing. Upon receipt of a Notice of Infertility, the Payee may give notice to the Payor (“Notice of Transfer”) electing to have transferred to the Payee the Infertile Property that the Payor no longer wishes to retain. The Payee shall be responsible for all such transfer costs. Should the Payee fail to give a Notice of Transfer to the Payor within 30 days of its receipt of a Notice of Infertility or fail to pay for all transfer costs when required, then the Payor may abandon the Infertile Property without any liability whatsoever to the Payee. In the event that the Payor abandons Infertile Property and either the Payor or any of its affiliates subsequently acquires an interest, direct or indirect, in the Infertile Property, then the Payor shall be liable to the Payee hereunder as if the Infertile Property continued to form part of the Property hereunder.

1 2.

Notices:

    All notices, statements, reporting documents and other communications required, permitted or otherwise given hereunder (“Notices”) shall be deemed to have been properly given if delivered by registered mail, postage prepaid, to each of the parties at the following addresses:

Tan Range Exploration Corporation

Suite 1730 – 355 Burrard Street

Vancouver, B.C., V6C 2G8

Attention :

James Sinclair, CEO

Telecopier:

.:

(604) 669-8915 and (860) 364-1830

Northern Mining Explorations Ltd

Place du Canada
1010, de la Gauchetiere Street West
Suite M-110
Montreal, Quebec  H3B 2N2

Attention:

Carlos Bertoni, CEO
Telecopier:                                            (514) 866-3799

or such other address or addresses (not to exceed two) as a party may in writing designate. Every Notice so given shall be deemed to be received on the fourth day of business following the date of mailing or the first day of business following the date of a facsimile transmission, provided that (i) in the event of an interruption of postal service at any time prior to the deemed receipt of any Notice sent by mail such Notice shall be deemed to be received on the fourth business day following the resumption of normal postal service, unless earlier delivered or actually received, and (ii) any Notice sent by facsimile transmission shall be followed within one day by a Notice sent by mail.

13.

Interpretation:

This Royalty Agreement shall be governed and interpreted in accordance with the laws of Englan d and, subject to section 14, the parties hereby  submit to the jurisdiction of English Courts .. In this Royalty Agreement, headings have been inserted for ease of reference and may not accurately describe the provisions that follow them.  Consequently, headings shall not be used for purposes of interpreting this Royalty Agreement. This Royalty Agreement constitutes the whole of this agreement concerning the payment of royalty to the Payee and replaces any prior agreements between the parties with respect thereto. There are no warranties, representations or other agreements between the parties in connection with Royalty, except as specifically set forth herein. In this Royalty Agreement, the singular encompasses the plural and vice versa, and the masculine encompasses the feminine and vice versa.

14.

Arbitration:

The parties hereto shall endeavour to resolve any dispute or interpretative issue arising in relation to this Royalty Agreement amicably and without recourse to the courts. Subject to section 3 and failing such resolution, any dispute concerning this Royalty Agreement, including the failure to pay Royalty or the computation of Royalty, shall be determined by an independent technical arbitrator to be chosen by the President of the Institute of Materials, Minerals and Mining (IMMM) of the United Kingdom or his or her nominee. Such arbitrator shall be a person:

(i)

experienced in conducting arbitration proceedings; and

(ii)

familiar with mining concepts and processes.

The arbitrator shall be appointed within a period of 60 days of either party giving notice to the President of the IMMM , which notice shall be copied to the other party; failing which, either party may apply for the appointment of same. The arbitrator shall forthwith establish procedural rules to govern the conduct of the arbitration taking into account the significance of the issues in dispute and the intention of the parties in entering into this Royalty Agreement that arbitration be concluded as quickly as possible. In all cases, the arbitrator shall seek to resolve disputes within a period of 45 days.

15.

Diamonds:

For the purpose of this Royalty Agreement, “2% Gross Overriding Royalty” shall mean:

(i)

2% (two percent) of the gross sales revenue (i.e. gross proceeds) derived from the sale of diamonds produced or originating from the Property after sorting, cleaning and polishing; or,

(ii)

2% (two percent) of the rough diamonds produced from the Property which in kind delivery shall be representative of the sizes and colours of all diamonds produced during the relevant time period, which shall be confirmed by an independent party mutually agreed upon by the parties;

but not both.  The Payee shall be entitled to elect on or before November 30 of each applicable calendar year after the commencement of Commercial Production whether or not to receive payment of the 2% Gross Overriding Royalty pursuant to Section 15(i) or (ii); failing any such election, payment shall be made pursuant to Section 15(i).The provisions of Sections 3, 5, 6, 7, 8 and 9 of this Royalty Agreement shall apply mutatis mutandis with respect to the 2% Gross Overriding Royalty.

SIGNED, SEALED AND DELIVERED THIS 27TH DAY OF AUGUST, 2004.

Tan Range Exploration Corporation

Per:

SIGNED “James E. Sinclair”

  c/s

Northern Mining Explorations Ltd.

Per:

SIGNED “Carlos H. Bertoni”

  c/s